Enveric Biosciences Announces Closing of MagicMed Industries Acquisition

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Enveric intends to immediately accelerate the development of a novel Psychedelic molecule for Cancer Related Distress.

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NAPLES, Fla., September 17, 2021 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a patient-centric biotechnology company developing novel cannabinoid medicines to improve quality of life for cancer patients, today announced the closing of its acquisition of MagicMed Industries Inc. (“MagicMed”), a privately-held biotechnology company focused on creating a library of novel derivative psychedelic molecules such as psilocybin, N,N-dimethyltryptamine (DMT) and other molecular derivatives with applications across multiple indications, in an all-stock transaction.

With the closing, Enveric intends to expand into a next-generation neuroscience drug discovery platform of novel psychedelics that addresses the large unmet mental health challenges related to CNS indications such as Cancer Related Distress, PTSD, anxiety, depression and pain. Complemented by its existing drug development for both the mind and body, the Company is focused on building a pipeline of novel and proprietary psychedelic assets through its disruptive discovery platform, the Psybrary™.

The Company has appointed Dr. Joseph Tucker, PhD, former CEO of MagicMed, as CEO of Enveric, and David Johnson, former CEO of Enveric, as Executive Chairman.

“Enveric is a biotechnology company with the platform to create intellectual property for the next generation of mental health treatments to fight a global crisis. With both psychedelic derived molecules and cannabinoids, we have a robust pipeline to take us from discovery through clinical development. Our platform has the potential to disrupt and unlock much needed mental health treatments through psychedelic therapies,” commented Dr. Joseph Tucker, incoming CEO of Enveric. “We have brought together pharma and biotech experts with years of experience in bringing innovative treatments to market as well as a discovery team with a world-class biotech laboratory. We are dedicated to our mission to advance the next generation of treatments and look forward to keeping the investment community apprised of our progress.”

“It is my pleasure to welcome Dr. Tucker as Chief Executive Officer of Enveric. From the onset of meeting Dr. Tucker and the MagicMed team, I have been impressed by what they have accomplished, most notably their library of Intellectual Property for Next Generation psychedelic molecules. These assets combined with our existing Enveric pipeline opens the door for multiple treatment opportunities to a large patient population,” said David Johnson, Executive Chairman of Enveric. “I look forward to working closely with the leadership team, as we navigate the exciting prospects in Enveric’s robust pipeline of assets.”

Transaction Details

The transaction is structured as an amalgamation under the Business Corporations Act (British Columbia). At the closing, a recently formed subsidiary of Enveric amalgamated with MagicMed, with the resulting corporation being an indirect wholly owned subsidiary of Enveric. Under the terms of the amalgamation agreement and other related agreements, Enveric issued the shareholders of MagicMed an aggregate of 9,951,237 shares of common stock of Enveric. Following the amalgamation, existing Enveric shareholders own approximately 68.3% of the combined company’s common stock and previous MagicMed shareholders own approximately 31.7% of the combined company’s common stock. Additionally, as part of the closing of the transaction, Enveric received approximately $4 million (CAD) in cash from the MagicMed Treasury.

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is an innovative biotechnology company developing a next-generation mental health and oncology treatment clinical discovery platform, leveraging psychedelic-derived molecules for the mind and synthetic cannabinoids for the body. Enveric’s robust pipeline supports drug development from the clinic to commercialization for millions of patients in need around the world suffering from conditions that include cancer-related distress, PTSD and more. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans”, “ expects” or “does not expect”, “proposed”, “is expected”, “budgets”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements consist of statements that are not purely historical, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability to achieve the synergies and value creation contemplated by the amalgamation; the ability to promptly and effectively integrate MagicMed’s businesses; disruption from the integration of MagicMed making it more difficult to maintain business, contractual and operational relationships; the impact of the novel coronavirus (COVID-19) on Enveric’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on Enveric’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; Enveric’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to Enveric’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contacts

Valter Pinto / Allison Soss

KCSA Strategic Communications

212.896.1254 / 212.896.1267

valter@kcsa.com / asoss@kcsa.com

Media Contacts

Caitlin Kasunich / Raquel Cona

KCSA Strategic Communications

212.896.1241 / 212.896.1204

ckasunich@kcsa.com / rcona@kcsa.com